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Exhibit 4.3

QUEBECOR WORLD USA EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective January 1, 2004

ARTICLE I.
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

  1.1.    Purpose and Scope

        The purpose of the Quebecor World USA Employee Stock Purchase Plan is to assist employees of Quebecor World (USA) Inc. and its Subsidiaries (the "Employer") in acquiring a stock ownership interest in their ultimate parent Quebecor World Inc. ("Quebecor World") pursuant to a plan which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

  1.2.    Administration of Plan

        The Plan shall be administered by the Committee. The Committee shall have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Plan consistent with the qualification of the Plan under Section 423 of the Code. The Committee shall have the power to determine all questions regarding eligibility to participate in the Plan, to interpret the Plan and to remedy any ambiguities or inconsistencies in any Plan provisions. The Committee is also authorized to change the Offering Periods, Offering Dates and Exercise Dates under the Plan by providing written notice to all Employees prior to the date on which such changes will take effect. The Committee may delegate administrative tasks under the Plan to one or more agents. The Committee's interpretation and decisions in respect to the Plan shall be final and conclusive.

ARTICLE II.
DEFINITIONS

        Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

        2.1.    "Board" shall mean the Boards of Directors of the Company and Quebecor World.

        2.2.    "Common Stock" shall mean subordinate voting shares of Quebecor World without par value per share.

        2.3.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.4.    "Committee" shall mean a committee comprised of four officers of the Company, which Committee shall administer the Plan as provided in Section 1.2 hereof. The Company shall have the power to appoint and remove the members of the Committee. Effective April 1, 2004, the term "Committee" shall mean a committee comprised of such individuals who serve as the members of the Human Resources and Compensation Committee of Quebecor World.

        2.5.    "Company" shall mean Quebecor World (USA) Inc., a Delaware corporation.

        2.6.    "Compensation" shall mean the base salary paid to an Employee by an Employer in accordance with established payroll procedures.

        2.7.    "Eligible Employee" shall mean an Employee who (a) in the case of an Employee classified as a permanent Employee by his or her Employer, (i) is customarily scheduled to work at least twenty (20) hours per week, and (ii) whose customary employment is anticipated to be more than five (5) months in a calendar year, or (b) in the case of an Employee classified as a temporary Employee by his or her Employer, (i) has completed at least two (2) years of continuous employment with one or more Employers, (ii) is customarily scheduled to work at least twenty (20) hours per week, and (iii) whose customary employment is anticipated to be more than five (5) months in a calendar year.

        2.8.    "Employee" shall mean any employee, as such term is defined in Code Section 3121(d), of any Employer.

        2.9.    "Employer" shall mean the Company or a Subsidiary which employs a Participant or Eligible Employee.

        2.10.    "Exercise Date" shall mean each March 31, June 30, September 30, and December 31.

        2.11.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        2.12.    "Fair Market Value" of a share of Common Stock as of a given date shall mean (a) if the Common Stock is listed on a securities exchange, then the average of the regular (not taking into account extended trading sessions) closing prices of the sales of Common Stock on the trading date previous to such date as reported by all securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on the trading date previous to such date, the average of the highest bid and lowest asked prices on all such exchanges at the close of business on the trading day previous to such date, or (b) if on any date no such shares of Common Stock are so listed, then the average of the representative bid and asked prices quoted in the NASDAQ National Market as reported in The Wall Street Journal on the trading date previous to such date, or (c) if on any date such securities are not quoted in the NASDAQ National Market, the average of the highest bid and lowest asked prices on the trading date previous to such date in the U.S. domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, or (d) if Common Stock is not publicly traded or quoted or sold in the over-the-counter market, the fair market value of a share of Common Stock as established by the Committee acting in good faith.

        2.13.    "Offering Date" shall mean each January 1, April 1, July 1 and October 1.

        2.14.    "Offering Period" shall mean a period beginning on an Offering Date and ending on the next succeeding Exercise Date.

        2.15.    "Offering Price" shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

        2.16.    "Participant" shall mean any Eligible Employee who elects to participate in the Plan.

        2.17.    "Plan" shall mean this Quebecor World USA Employee Stock Purchase Plan, as the same may be amended from time to time.

        2.18.    "Plan Account" shall mean a bookkeeping account established and maintained by the Company or its agent in the name of each Participant.

        2.19.    "Quebecor World" shall mean Quebecor World Inc.

        2.20.    "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE III.
PARTICIPATION

  3.1.    Eligibility

        An Eligible Employee may participate in the Plan if immediately after the applicable Offering Date, such Employee would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of Quebecor World, the Company or any Subsidiary.

  3.2.    Election to Participate; Payroll Deductions

  (a)
  An Eligible Employee may participate in the Plan by means of payroll deductions. An Eligible Employee may elect to participate in the Plan during an Offering Period by delivering to his or her Employer, at such time as the Committee may establish, prior to the Offering Date of such Offering Period a written payroll deduction authorization on a form prescribed by the Committee.

  (b)
  Payroll deductions shall be equal to at least 1%, but not more than 4%, of the Participant's Compensation as of the Offering Date of an Offering Period, subject to the provisions of Section 4.4 hereof. Amounts deducted from a Participant's Compensation pursuant to this Section 3.2(b) shall be credited to the Participant's Plan Account.

  (c)
  A Participant may change his or her amount of payroll deduction effective as of the next following Offering Date by filing a written notification with his or her Employer on such form and within such time prior to the Offering Date on which such Offering Period commences as the Committee shall prescribe.

  3.3.    Leaves of Absence

        During a leave of absence approved by a Participant's Employer and meeting the requirements of Regulation Section 1.421-7(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to his or her Employer on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE IV.
PURCHASE OF SHARES

  4.1.    Company Contribution

        On each Exercise Date, the Company shall contribute to the Plan Account of each Participant who is an Eligible Employee on such Exercise Date an amount equal to 17.5% of the amount such Participant contributed to his or her Plan Account (exclusive of any amounts carried over from a prior Offering Period) during the respective Offering Period. If, in accordance with Section 6.1(b) hereof, a Participant withdraws his or her payroll deductions from the Plan at any time prior to his or her deemed exercise of his or her right to purchase shares of Common Stock under the Plan on an Exercise Date, the individual shall cease to be a Participant, and the Company shall not make any contribution to the Plan on his or her behalf on such Exercise Date.

  4.2.    Offering Price

        The Offering Price per share of the Common Stock sold to Participants hereunder for an Offering Period shall be the lesser of (a) the Fair Market Value of such share on the Exercise Date of such Offering Period, or (b) the Fair Market Value of such share on the Offering Date of such Offering Period.

  4.3.    Purchase of Shares

  (a)
  On each Exercise Date, the Company shall purchase on behalf of each Participant who is employed on such Exercise Date, and each such Participant will automatically and without any action on his or her part be deemed to have exercised his or her rights to purchase at the Offering Price shares of Common Stock pursuant to the provisions hereof. The number of shares of Common Stock so purchased by the Company on the Exercise Date shall be the largest number of whole shares of Common Stock which can be purchased with the aggregate amounts in all Participants' Plan Accounts. The Company shall then allocate the aggregate amount of shares of Common Stock among such Participants based upon the amount in each Participant's Plan Account, which allocation may result in a fractional share being allocated to a Participant. The balance, if any, remaining in the Participant's Plan Account (after exercise of his or her option) as of an Exercise Date shall be carried forward to the next Offering Period, unless the Participant elects to withdraw from the Plan, or ceases to be eligible pursuant to Article VI hereof after the Exercise Date and prior to the next following Exercise Date.

  (b)
  As soon as practicable following each Exercise Date, the Company or the Employer will direct the Committee to credit an account for the benefit of the Participant at a bank, brokerage firm or otherwise in book entry form that number of shares (including fractional shares) purchased by such Participant pursuant to Section 4.3(a) hereof. Certificates for the actual shares credited to the Participant shall only be issued and delivered to the Participant upon his or her request; provided, however, that certificates shall be issued only for whole shares, with any fractional shares being paid in cash to the Participant. Quebecor World or any Employer may charge the Participant a fee for the issuance of the stock certificate. In the event Quebecor World is required to obtain from any commission or agency authority to issue the stock to the Participant, Quebecor World will use reasonable efforts to obtain such authority. The inability of Quebecor World to obtain from any such commission or agency authority which counsel for Quebecor World deems necessary for the lawful issuance of any such stock shall relieve any of the Employers from liability to any Participant except to refund to him or her the amount withheld.

  4.4.    Limitations on Purchase

  (a)
  No Employee shall be granted any rights under the Plan to purchase Common Stock under the Plan and/or any other employee stock purchase plan of Quebecor World, the Company or any Subsidiary which purchases will accrue at an aggregate rate which exceeds $25,000 (as measured by the Fair Market Value of such Common Stock on the Offering Date) for each calendar year such right is outstanding. For purposes of this Section 4.4, the right to purchase Common Stock under the Plan accrues when the right (or any portion thereof) becomes exercisable, and the right to purchase Common Stock which has accrued under the Plan may not be carried over to any other option plan or program or other right to purchase Common Stock maintained by the Company, Quebecor World or any Subsidiary.

  (b)
  Notwithstanding any other provision of the Plan, the total amount of Common Stock purchased under the Plan by Employees who are insiders of Quebecor World shall not exceed more than 50% of the number of shares of Common Stock reserved under Section 5.1 hereof. For this purpose, the term "insider" has the same meaning such term is given under the Ontario Securities Act.

  4.5.    Transferability of Rights

        Rights to purchase Common Stock granted under the Plan shall not be transferable and are exercisable only by the Participant. The rights to purchase Common Stock or interest or right therein or part thereof shall not be liable for the debts, liabilities, obligations, contracts or engagements of the Participant or his or her successors in interest and shall not be subject to disposition by alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at transfer or disposition thereof shall be null and void and of no force or effect.

ARTICLE V.
PROVISIONS RELATING TO COMMON STOCK

  5.1.    Common Stock Reserved

        There shall be four million (4,000,000) authorized but unissued or reacquired shares of Common Stock reserved for issuance pursuant to this Plan, subject to adjustment in accordance with Section 5.2 hereof.

  5.2.    Adjustment for Changes in Common Stock

        In the event that adjustments are made in the number of outstanding shares of Common Stock or the shares are exchanged for a different class of stock of Quebecor World by reason of stock dividend, stock split, merger, recapitalization or other subdivision, Quebecor World shall make appropriate adjustments in (a) the number and class of shares or other securities that may be reserved for purchase hereunder and (b) the Offering Price of outstanding rights to purchase Common Stock.

  5.3.    Merger, Acquisition or Liquidation

        In the event of the merger or consolidation of Quebecor World into another corporation, the acquisition by another corporation of all or substantially all of Quebecor World's assets or 80% or more of Quebecor World's then outstanding voting stock or the liquidation or dissolution of Quebecor World, the Exercise Date with respect to the then outstanding rights under the Plan shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless Quebecor World shall, in its sole discretion, provide for the assumption or substitution of the rights to purchase Common Stock in a manner complying with Section 424(a) of the Code. In the event the Company or any Subsidiary ceases to be a Subsidiary of Quebecor World by reason of sale, liquidation, merger or consolidation into another corporation, other than sale or merger with or into the Company or another Subsidiary, then the participation of each Eligible Employee of the relevant Employer in the Plan shall terminate on the date immediately preceding the effective date of such merger or consolidation, sale or liquidation.

  5.4.    Insufficient Shares

        If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 5.1 hereof, (a) the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant in order to eliminate such excess, and (b) the Plan shall automatically terminate immediately after such Exercise Date.

  5.5.    Rights as Shareholders

        With respect to shares of Common Stock subject to a right to purchase, a Participant shall not be deemed to be a shareholder and shall not have any of the rights or privileges of a shareholder, unless and until shares have actually been issued to him or her following exercise of his or her rights.

ARTICLE VI.
TERMINATION OF PARTICIPATION

  6.1.    Cessation of Contributions; Voluntary Withdrawal

  (a)
  A Participant may cease payroll deductions during an Offering Period by delivering written notice of such cessation to the Employer by which such Participant is employed within such time as the Committee may determine. Upon any such cessation, such Participant may elect either to withdraw from the Plan pursuant to subsection (b) below or to have amounts credited to his or her Plan Account held in the Plan for the purchase of Common Stock pursuant to Section 4.3 hereof. A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during such Offering Period.

  (b)
  A Participant may withdraw from the Plan at any time prior to the Exercise Date of any Offering Period by written notice to his or her Employer within such time frame as the Committee may establish from time to time. As soon as practicable after the notice of withdrawal is delivered, the Company shall refund the entire cash amount, if any, in a Participant's Plan Account to him or her, and thereupon, the Participant's payroll deduction authorization (or his or her lump-sum payment agreement, as applicable), his or her interest in the Plan and his or her option under the Plan shall terminate. Any Eligible Employee who withdraws from the Plan during any Offering Period may again become a Participant in accordance with Section 3.2 hereof as of any subsequent Offering Period.

  6.2.    Termination of Eligibility

  (a)
  If a Participant ceases to be eligible under Section 3.1 hereof for any reason other than disability (within the meaning of Section 22(e)(3) of the Code), such individual will cease to be eligible to participate in the Plan and the cash amount in such Participant's Plan Account will be refunded to the Participant or his or her designated beneficiary or estate as soon as practicable after his or her termination of employment or other cessation of eligibility.

  (b)
  If during an Offering Period a Participant ceases to be eligible under Section 3.1 hereof by reason of disability (within the meaning of Section 22(e)(3) of the Code) such Participant may elect to either have the cash in his or her Plan Account refunded or to have such Plan Account applied toward the purchase of shares on the Exercise Date with respect to such Offering Period. If such a Participant elects to apply his or her Plan Account toward the purchase of shares and after such Exercise Date the Participant has cash remaining in his or her Plan Account, such cash shall be refunded to the Participant. Such a Participant shall cease participation in the Plan immediately following such Exercise Date and shall not be a Participant in any subsequent Offering Period unless he or she again satisfies the eligibility requirements of Section 3.1 hereof.

  (c)
  Upon payment by an Employer to the Participant or his or her successors in interest upon his or her death of the remaining balance, if any, in such Participant's Plan Account, the Participant's interest in the Plan and all of the Participant's rights under the Plan shall terminate.

ARTICLE VII.
GENERAL PROVISIONS

  7.1.    Condition of Employment

        Neither the creation of the Plan nor an Employee's participation herein shall be deemed to create any right of continued employment or in any way affect the right of an Employer to terminate an Employee at any time with or without cause and, with or without notice and without further obligation or compensation.

  7.2.    Amendment or Termination of the Plan

  (a)
  The Committee may amend, suspend or terminate the Plan at any time and from time to time without prior notice; provided, however, that without approval of Quebecor World shareholders given within 12 months before or after action by the Committee, the Plan may not be amended to increase the maximum number of shares subject to the Plan or change the designation or class of Eligible Employees. Notwithstanding the preceding sentence, the Committee shall obtain the approval of the Toronto Stock Exchange of any amendment to the Plan prior to adopting any such amendment.

  (b)
  Upon termination of the Plan, the cash balance in each Participant's Plan Account shall be refunded as soon as practicable following such termination.

  7.3.    Use of Funds; No Interest Paid

        All funds received by Quebecor World by reason of purchase of Common Stock hereunder will be included in the general funds of Quebecor World free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited to any Plan Account under the Plan.

  7.4.    Term; Approval by Shareholders

        The Plan shall terminate on the tenth anniversary of the date of its initial approval by the shareholders of Quebecor World, unless earlier terminated by action of the Committee. No rights to purchase Common Stock may be granted during any period of suspension of the Plan nor after termination of the Plan. The Plan will be submitted for the approval of Quebecor World's shareholders within 12 months after the date of the Board's initial adoption of the Plan. Rights to purchase Common Stock may be granted prior to such shareholder approval; provided, however, that such rights shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided further that if such approval has not been obtained by the end of said 12-month period, all rights previously granted under the Plan shall thereupon be canceled and become null and void and the cash balance in each Participant's Plan Account shall be refunded as provided in Section 7.2(b) hereof.

  7.5.    Effect Upon Other Plans

        The adoption of the Plan shall not affect any other compensation or incentive plans in effect for Quebecor World, the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of Quebecor World, the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) subject to Section 4.4 to grant or assume options or rights to purchase stock otherwise than under this Plan in connection with any authorized corporate purpose, including, but not by way of limitation, the grant or assumption of options, or rights to purchase stock in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

  7.6.    Conformity to Securities Laws

        Notwithstanding any other provision of this Plan, this Plan and the participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rules. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rules.

  7.7.    Notice of Disposition of Shares

        The Company and/or Quebecor World may require any Participant to give Quebecor World and/or any Employer prompt notice of any disposition of shares of Common Stock, acquired pursuant to the Plan, within two years after the applicable Offering Date with respect to such shares or within one year after the applicable Exercise Date with respect to such shares. Quebecor World may direct that the certificates or book entry evidencing shares acquired pursuant to the Plan refer to such requirement.

  7.8.    Tax Withholding

        An Employer may be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

  7.9.    Governing Law

        The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

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QUEBECOR WORLD USA EMPLOYEE STOCK PURCHASE PLAN As Amended and Restated Effective January 1, 2004
ARTICLE I. PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN
ARTICLE II. DEFINITIONS
ARTICLE III. PARTICIPATION
ARTICLE IV. PURCHASE OF SHARES
ARTICLE V. PROVISIONS RELATING TO COMMON STOCK
ARTICLE VI. TERMINATION OF PARTICIPATION
ARTICLE VII. GENERAL PROVISIONS